Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement on Form S-8 of Indaptus Therapeutics, Inc., pertaining to the Indaptus Therapeutics, Inc. 2021 Stock Incentive Plan, of our report dated March 17, 2021, with respect to the balance sheets of Decoy Biosystems, Inc. (“Decoy”) as of December 31, 2020 and 2019, the related statements of operations, stockholders’ equity, and cash flows for each of the years ended December 31, 2020 and 2019, and the related notes. Our report dated March 17, 2021 contains an explanatory paragraph that states that Decoy has limited liquidity and has incurred recurring losses and negative cash flows from operations since inception, and that these conditions, among others, raise substantial doubt about Decoy’s ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of that uncertainty.

/s/ HASKELL & WHITE LLP
HASKELL & WHITE LLP

Irvine, California

August 27, 2021